UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2011 (August 9, 2011)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Boulevard, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 9, 2011, Overland Storage, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Credit Facility”) with Silicon Valley Bank. The Credit Facility provides for an $8.0 million secured revolving loan. The proceeds of the Credit Facility may be used to fund the Company’s working capital and to fund its general business requirements. The Credit Facility is scheduled to mature August 8, 2013.

The obligations under the Credit Facility are secured by all assets of the Company.

As of the date hereof, the Company has no borrowings outstanding under the Credit Facility. Borrowings under the Credit Facility will bear interest at the Prime Rate (as defined in the Credit Facility) plus a margin of either 1.00% or 1.25%, depending on the Company’s liquidity coverage ratio. The Company is also obligated to pay other customary facility fees and arrangement fees for a credit facility of this size and type.

The Credit Facility requires the Company to comply with a liquidity coverage ratio and contains customary covenants, including covenants that limit or restrict the Company’s and its subsidiaries’ ability to incur liens and indebtedness, make certain types of payments, merge or consolidate and make dispositions of assets. The Credit Facility specifies customary events of default (some of which are subject to applicable grace or cure periods), including, among other things, non-payment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults and material judgment defaults. Upon the occurrence of an event of default under the Credit Facility, the lender may cease making loans, terminate the Credit Facility and declare all amounts outstanding to be immediately due and payable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: August 15, 2011	/s/ Kurt. L. Kalbfleisch
	By:	Kurt. L. Kalbfleisch
Vice President, Finance and Chief Financial Officer